December 2007 Pricing Sheet dated December 6, 2007 relating to Preliminary Terms No. 452 dated December 5, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due December 14, 2009
Based on the Performance of a Basket of Five Asian Currencies Relative to the U.S. Dollar
Indian rupee + Indonesian rupiah + Korean won + Malaysian ringgit + Taiwan dollar
PRICING TERMS– DECEMBER 6, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	December 6, 2007
Original issue date:	December 13, 2007 (5 business days after the pricing date)
Maturity date:	December 14, 2009
Principal protection:	100%
Interest:	None
Basket:	Basket currency	Weighting	Initial exchange rate
	Indian rupee (“INR”)	20%	39.47
	Indonesian rupiah (“IDR”)	20%	9,245
	Korean won (“KRW”)	20%	922.90
	Malaysian ringgit (“MYR”)	20%	3.3421
	Taiwan dollar (“TWD”)	20%	32.313
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	210%
Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date. See “Basket – Initial exchange rate” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described in the accompanying preliminary terms.

Valuation date:	December 4, 2009
CUSIP:	6174462B4
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note:	100%	0.05%	99.95%
Total:	$10,000,000	$5,000	$9,995,000
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 452 dated December 5, 2007
Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.